EXHIBIT 21.1
SUBSIDIARIES OF FOOTSTAR, INC.
The registrant is the direct parent corporation of Footstar Corporation, a Texas corporation, which owns all of the outstanding membership interests of Footstar HQ, LLC, a New Jersey limited liability company.
All of the subsidiaries referred to herein are included in the Consolidated Financial Statements of the registrant.
The names of other subsidiaries are omitted as, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary.